Exhibit 99.1

Mitesco Accelerates A.I. Advancements, Eyes Strategic Mergers and Uplisting Path

VERO BEACH, FL - December 1, 2025 (NEWMEDIAWIRE) - Mitesco, Inc. (OTC-QB: MITI, www.mitescoinc.com, the “Company”), provides this update to its shareholders, including a discussion of its current growth strategy, now expanded beyond organic efforts to include a focus on acquisitions, and discusses its intent to move to a senior trading exchange. The Company is also pleased to report progress on its “Robo Agent” application, an A.I.-driven sales force automation platform now featuring leadenhancement tools for the financial products industry covering mortgage and insurance with plans to expand support for financial advisors in retirement planning and personal finance.

“First, let me remind all readers that our primary goal is to increase return on investment for our shareholders. We are approaching that within our Vero Technology Ventures arm with efforts to develop enterprise-level software, offered exclusively in our data centers. Our organic growth plans feature our Robo Agent suite of products, generally aimed at improving the productivity of sales professionals, beginning with residential real estate, and then advancing related products to include mortgage and home insurance through a robust lead enhancement feature. We think this follows the industry consolidation where we see a greater level of vertical integration of the home buying process,” commented Mack Leath, CEO. He continued, “While that effort is well underway with prototype versions in testing now, we are also in discussions for versions aimed at other consumer-oriented financial products, including health insurance and investments for retirement. These are all business-to-consumer (B2C) types of transactions where guiding the sales professionals with A.I.-based “coaching” may yield greater results than are available without this type of automation.”

When asked about the Company’s Centcore data center growth plans, Leath replied, “Obviously our software efforts are intended to fuel growth in our data center with our target of larger, enterprise-level users whose numbers represent thousands for any given target audience, and millions of potential users within any of our industry segments. Beyond that organic effort, we are actively involved in discussions with investment banking professionals about potential merger candidates of size. While it may seem that a small public company would not be a suitable platform for a large acquisition transaction, everyone should keep in mind that the market for “special purpose acquisition companies” (SPAC) is robust, and in many ways, we can offer the same benefits with greater speed and less cost. If the target is considered suitable to the potential funding sources, there is no reason that we would not support a transaction which complements our business strategy.”

He continued, “We intend to move to a senior exchange as quickly as possible, and having a larger revenue base would certainly allow us to better meet the listing requirements. A larger trading environment may also provide greater liquidity to our shareholders and allow for even faster growth through subsequent transactions.”

In closing, Leath noted, “Everything we have outlined today is intended to increase the potential return on investment to our shareholders. We expect that as a result of these growth efforts, our investor base may increase in size, as they see our potential to become a significant player in the data center business, with both users of our internal software solutions, and by supporting other applications, whether internal to the client, or from a third party. While the success of any of these initiatives cannot be guaranteed, and there is no assurance that suitable funding will be available, we are committed to these objectives and believe that over time we will find success.”

About Mitesco, Inc.

Mitesco (OTC: MITI) is a growth-oriented technology company focused on platforms that improve efficiency, access, and affordability. With deep experience in business transformation, the company deploys capital toward both organic initiatives and strategic acquisitions that enhance shareholder value.

Investor Contact:
Jimmy Caplan
Email: jimmycaplan@me.com
Phone: (512) 329-9505

About Centcore Data Center

Centcore, a division of Mitesco, Inc., provides secure, scalable cloud services tailored to modern enterprise and public sector needs. Centcore is a trusted provider across industries, offering certified infrastructure and high-availability solutions. See www.centcoreusa.com or contact:

Brian Valania
Email: bvalania@centcoreusa.com
Phone: (610) 888-7509

About Vero Technology Ventures

Our venture arm invests in productivity-driven cloud technologies designed for business and government applications. Areas of focus include infrastructure, process automation, analytics, and data center tooling. Entrepreneurs seeking capital and collaboration are invited to connect via email at: info@mitescoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expansion into new operations and software application development and managed services. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing; the risk that commenced and threatened litigation may result in material judgments against the Company; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov.